Gately & Associates LLC

March 28, 2008

Securities and Exchanges Commission
460 Fifth Street, N.W.
Washington, DC 20549

Dear Members:

We have received a copy of, and are in agreement with the statements and disclosures made by Fund.com, Inc. in Form 8-K file on Monday March 10, 2008 and those being made in Item 4.01 of its Form 8-K/A dated March 28, 2008 and captioned "Changes in Registrant's Certifying Accountant."

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

/s/Gately & Associates LLC
Gately & Associates LLC